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Exhibit 10.5

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

        This Amended and Restated Employment Agreement (the "Agreement") dated as of September 30, 2003, is entered between La Quinta Corporation (the "Company") and Sandra K. Michel (the "Executive").

        WHEREAS, the Company and the Executive have previously entered into a letter agreement regarding employment which they wish to amend and restate in its entirety as set forth in this Agreement, pursuant to which the Executive will be employed by the Company in accordance with the terms and conditions stated below;

        NOW, THEREFORE, for good and valuable consideration, the delivery and receipt of which is hereby acknowledged by the parties hereto, respectively, said parties hereby agree as follows:

ARTICLE I

Employment, Duties and Responsibilities

        1.1   Employment. The Executive shall serve as the Senior Vice President, General Counsel and Secretary of the Company. The Executive hereby accepts such continued employment. The Executive agrees to devote substantially all of her time and efforts to promoting the interests of the Company.

        1.2   Duties and Responsibilities. Subject to the supervision of and direction by the Chief Executive Officer and President, the Executive shall perform such duties as are customarily associated with the position of Senior Vice President, General Counsel and Secretary of the Company, and such related duties and responsibilities with comparable levels of responsibilities and skill set requirements as the Company may assign, from time to time.

        1.3   Base of Operation. The Executive's principal base of operation for the performance of her duties and responsibilities under this Agreement shall be the offices of the Company in Dallas, Texas.

ARTICLE II

Term

        2.1   Term. The term of this Agreement (the "Term") shall commence on the date of this Agreement as indicated above, and shall continue for a period of three years from the commencement date hereof. The Term and this Agreement will be renewed automatically thereafter for successive one-year terms unless 6 months notice of non-renewal is given by either party to the other. Regardless of the term remaining on this Agreement determined as provided above, upon the occurrence of a Change of Control of the Company, the Term of this Agreement shall not expire until the later of the end of the remaining term then in effect or two years from the date of such Change of Control.

ARTICLE III

Compensation and Expenses

        3.1   Salary and Benefits. As compensation and consideration for the performance by the Executive of her obligations under this Agreement, the Executive shall be entitled to the following (subject, in each case, to the provisions of Article V hereof):

          (a)   The Company shall pay the Executive a base salary, payable in accordance with the ordinary payment procedures of the Company and subject to such withholdings and other ordinary employee deductions as may be required by law. The total base salary paid to the Executive through the date of her next regular annual salary review shall be $260,000. The base salary to be paid the Executive during the Term for subsequent years shall be reviewed on an annual basis, by the Board of Directors of the Company (the "Board") or by the Compensation Committee of the Board, (the "Compensation Committee") subject to increase based upon performance and competitive market data as determined by the Compensation Committee in its sole discretion. In no event shall such base salary be less than $260,000 per annum.

          (b)   The Executive shall participate during the Term in the annual cash bonus plan maintained by the Company, subject to the performance goals and procedures established by the Compensation Committee, from time to time. Subject to the terms and conditions of the annual cash bonus plan, the Executive's base target bonus opportunity for each fiscal year for satisfaction of goals for such fiscal year shall be 50 percent of the Executive's base salary as actually paid in the applicable calendar year ("Base Target"). In the event the Executive significantly exceeds annual goals for any fiscal year, she may receive a cash bonus of up to 100 percent of the Executive's base salary as actually paid in the applicable calendar year. Actual payments under the annual cash bonus plan will be determined by the Compensation Committee, in its sole discretion.

          (c)   The Executive shall participate during the Term in such retirement, pension, health, disability and medical insurance plans, and in such other employee benefit plans and programs, as may be maintained from time to time during the Term by the Company for the benefit of the employees of the Company, in each case to the extent and in such manner available to other executive officers of the Company and subject to the terms and provisions of such plans or programs.

          (d)   The Executive shall be entitled to an annual paid vacation period (but not necessarily consecutive vacation weeks) during the Term, in accordance with the Company's employee benefit policies, but in no event less than four weeks per year.

        3.2   Expenses. The Company will reimburse the Executive for reasonable business-related expenses incurred by her in connection with the performance of her duties hereunder during the Term subject, however, to the Company's policies relating to business-related expenses as in effect from time to time during the Term. The Company will reimburse the Executive, in accordance with the Company's relocation policy, for all reasonable and normal costs related to relocating her residence to Dallas, Texas, "grossed-up" to the greater amount so that the net benefit to the Executive after taxes equals her actual costs relating to such relocation. Temporary living expenses in Dallas and expenses associated with commuting between Ft. Lauderdale and Dallas will also be covered through December 31, 2003. Company standard relocation loans will limited or unavailable to the extent restricted by the Sarbanes-Oxley Act or any other applicable laws or regulations.

        3.3   Long Term Incentives. The Company may provide the Executive with additional opportunities to earn long-term incentive awards in the future, from time to time, at levels that are competitive with external market place opportunities for the Executives' position and in line with the Company's compensation philosophies as in effect, from time to time, as may be approved by the Compensation Committee, in its sole discretion.

        As compensation and in consideration for the performance by the Executive of her obligations under her prior employment letter agreement and this Employment Agreement, the Executive has received the following (subject, in each case, to the provisions of Article V hereof):

          (a)   Performance Shares. The Company has granted awards to the Executive and may grant additional awards in the future of shares of the common stock of La Quinta Corporation and shares of the common stock of La Quinta Properties, Inc. which are paired for trading purposes ("Paired Shares") in accordance with the provisions of the Agreements pursuant to which such awards have been or will be granted (the "Award Agreements") and the terms of the La Quinta Corporation 1995 Share Award Plan, the La Quinta Corporation 2002 Share Award Plan and any

  additional or modified plans as may be adopted from time to time, as applicable, (the "Award" of the "Performance Shares" under the "Plans").

          (b)   Stock Options. The Company has also granted to the Executive options to purchase Paired Shares and may grant additional awards in the future (the "Options") in accordance with the provisions of the Agreements pursuant to which such awards have been or will be granted (the "Option Agreements") and the terms of the Plans.

          In the event of a Change in Control (as hereafter defined and provided for in Section 5.7), all Performance Shares and Options shall become fully vested immediately prior to the consummation of the Change in Control.

        3.4   Automobile Allowance. In lieu of an automobile furnished by the Company, the Executive shall receive an automobile allowance of $1,100 per month. All gas, insurance, and maintenance will be at the Executive's expense.

ARTICLE IV

Exclusivity, Etc.

        4.1   Exclusivity. The Executive agrees to perform her duties, responsibilities and obligations hereunder efficiently and to the best of her ability. The Executive agrees that she will devote substantially all of her working time, care and attention and best efforts to such duties, responsibilities and obligations throughout the Term. The foregoing shall not be interpreted to prohibit the Executive from serving as director or trustee of one or more corporations or foundations (either for-profit or not-for-profit) other than the Company, after obtaining consent from the Board, which shall not be unreasonably withheld. The Executive also agrees so long as she is employed by the Company that she will not engage in any other business activities, pursued for gain, profit or other pecuniary advantage, that are competitive with the activities of the Company.

        4.2   Other Business Ventures. The Executive agrees that, so long as she is employed by the Company, she will not own, directly or indirectly, any controlling or substantial stock or other beneficial interest in any business enterprise which is engaged in, or competitive with, any business engaged in by the Company. Notwithstanding the foregoing, the Executive may own, directly or indirectly, up to 5% of the outstanding capital stock of any business having a class of capital stock which is traded on any national stock exchange or in the over-the-counter market.

        4.3   Confidentiality. The Executive agrees that she will not, at any time during or after the Term, make use of or divulge to any other person, firm or corporation any trade or business secret, process, method or means, or any other confidential information concerning the business or policies of the Company, which she may have learned in connection with her employment hereunder. For purposes of this Agreement, a "trade or business secret, process, method or means, or any other confidential information" shall mean and include written information treated as both confidential and as a trade secret by the Company. The Executive's obligation under this Section 4.3 shall not apply to any information which (a) is known publicly; (b) is in the public domain or hereafter enters the public domain without the fault of the Executive; (c) is known to the Executive prior to her receipt of such information from the Company, as evidenced by written records of the Executive; or (d) is hereafter disclosed to the Executive by a third party not under an obligation of confidence to the Company. The Executive agrees not to remove from the premises of the Company, except as an employee of the Company in pursuit of the business of the Company or except as specifically permitted in writing by the Company, any document or other object containing or reflecting any such confidential information. The Executive recognizes that all such documents and objects, whether developed by her or by someone else, will be the sole and exclusive property of the Company. Upon termination of her employment hereunder, the Executive shall forthwith deliver to the Company all such confidential information, including without limitation all lists of lessees, customers, correspondence, accounts, records and any other documents or property made or held by her or under her control in relation to the business or affairs of the Company, and no copy of any such confidential information shall be retained by her. The provisions of this Section 4.3 shall survive any termination of this Agreement.

        4.4   Noncompetition and Non Disparagement. During the period commencing on the date hereof and ending on the first anniversary of the date on which the Executive's employment is terminated, (the "Restricted Period") whether before or after the Term the Executive shall not, directly or indirectly, whether as an employee, consultant, independent contractor, partner, joint venturer or otherwise, (A) solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or as agent of, the Company to terminate such person's employment or agency, as the case may be, with the Company or (B) divert, or attempt to divert, any person, concern, or entity from doing business with the Company (including entering into a lease), nor will she attempt to induce any such person, concern or entity to cease being a lessee, customer or supplier of the Company. Furthermore, during the Restricted Period, the Executive shall not make disparaging remarks about the Company. If the Executive is terminated by the Company for other than Cause or by the Executive for Good Reason, or after a Change of Control and Executive Termination Event, the provisions of this Section 4.4 relating to non-competition shall not be binding on Executive. The provisions of this Section 4.4 shall survive the termination of this Agreement.

ARTICLE V

Termination

        5.1   Termination by the Company.

          (a)   The Company shall have the right to terminate the Executive's employment at any time with or without "Cause". For purposes of this Agreement, "Cause" shall mean that, prior to any termination the Executive shall have committed: (i) an act of willful misconduct, fraud, embezzlement, theft, or any other act constituting a felony, involving moral turpitude or causing material harm, financial or otherwise, to the Company; (ii) a demonstrably intentional and deliberate act or failure to act, including a gross neglect in duties, (other than as a result of incapacity due to physical or mental illness), which is committed in bad faith by the Executive, which causes or can be expected to cause material financial injury to the Company; or (iii) an intentional and material breach of this Agreement that is not cured by the Executive within 30 days after written notice from the President and Chief Executive Officer specifying the breach and requesting a cure. For purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done, or omitted to be done, by the Executive not in good faith and without reasonable belief that her action or omission was in, or not opposed to, the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board of Directors called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with her counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive had committed an act set forth above and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Executive or her beneficiaries to contest the validity or propriety of any such determination.

          (b)   The end of the Term, due to the exercise by the Company of its non-renewal right under Section 2.1, shall also constitute termination by the Company of the Executive's employment, with the giving of such notice by the Company creating a severance payment obligation, which is payable at the end of the notice period.

        5.2   Death. In the event the Executive dies during the Term, this Agreement shall automatically terminate, such termination to be effective on the date of the Executive's death.

        5.3   Disability. In the event that the Executive shall suffer a disability which shall have prevented her from performing satisfactorily her obligations hereunder for a period of at least 120 consecutive days, the Company shall have the right to terminate this Agreement, such termination to be effective upon the giving of notice thereof to the Executive in accordance with this Agreement.

        5.4   Termination by the Executive for Good Reason. The Executive's employment may be terminated during the Term by the Executive for Good Reason, by giving to the Company 30 days advance written notice specifying the event or circumstance which the Executive alleges constitutes Good Reason. Such notice of resignation will take effect, if not revoked by the Executive, at the conclusion of such thirty-day period. For purposes of this Agreement, the following circumstances shall constitute "Good Reason" if not cured prior to the expiration of such thirty-day period:

          (a)   the assignment to the Executive of duties that are materially inconsistent with the Executive's position or with her authority, duties or responsibilities as contemplated by Sections 1.1 and 1.2 of this Agreement, or any other action by the Company or its successor which results in a material diminution or material adverse change in such position, authority, duties or responsibilities;

          (b)   any material breach by the Company or its successor of the provisions of this Agreement;

          (c)   the Company shall relocate its principal executive offices or require the Executive to have her principal location of work changed, in either case, to any location which is in excess of 45 miles from its current location; or

          (d)   the reduction of the Executive's base salary below its then current level or the reduction of the Executive's Base Target bonus percentage factor.

        5.5   Effect of Termination.

          (a)   In the event of termination of the Executive's employment for any reason or by reason of the Executive's death or disability, the Company shall pay to the Executive (or her beneficiary in the event of her death) within 30 days after termination of employment any base salary, bonus, vested benefits in accordance with the Company's plans, and any other compensation earned but not paid to the Executive prior to the effective date of such termination and, other than the circumstances of termination by the Company for Cause or by the Executive voluntarily without Good Reason, the pro rata amount of the annual cash bonus payable under the plan based on the Base Target bonus for the year during which such termination occurs, based on the number of days worked during such year. Upon such termination, the Company's obligation to pay base salary, annual bonus and long term incentives ceases except to the extent vested, in accordance with the plans, or as otherwise payable pursuant to this Agreement.

          (b)   In the event of termination of the Executive's employment (other than a termination following a Change of Control as hereafter defined and provided for in Section 5.7, which shall govern in such event) (i) by the Company other than for Cause or (ii) by the Executive for Good Reason, (subject to the signing by the Executive of the Company's standard form of general release of employment claims as generally used prior to the Change in Control and the expiration of the statutory revocation period) the Company shall pay to the Executive, within 30 days after termination of employment in addition to the amounts described in Section 5.5(a) hereof, a lump sum equal to one time the sum of Executive's then current base salary and then current Base Target bonus.

          (c)   In the event of the termination of the Executive's employment (other than a termination following a Change in Control as hereafter defined and provided for in Section 5.7, which shall govern in such event) (i) by the Company other than for Cause, (ii) by the Executive for Good Reason or (iii) on account of the Executive's death or disability, for 12 months (or, if later, the date the Executive becomes eligible for Medicare if her employment terminates on account of disability) following the Termination Date, the Company shall arrange to provide the Executive with insurance benefits (medical, dental, life and disability) on the same terms and conditions applicable to active executive officers of the Company, and in the event of the Executive's death, the Company shall arrange to provide the Executive's surviving spouse and dependents with such benefits if they were provided with such benefits by the Company at the time of the Executive's death. If and to the extent that such benefits shall not or cannot be paid or provided under any policy, plan, program or arrangement of the Company solely due to the fact that the Executive is no longer an officer or employee of the Company, then the Company shall pay to the Executive, her dependents and beneficiaries, the amount of premiums that would have been incurred by the Company were the Company able to provide such coverage through its plan, program or arrangement. Such benefits shall be discontinued prior to the end of the specified continuation period if the Executive receives comparable coverage from a subsequent employer (except to the extent that the subsequent employer does not cover the preexisting medical conditions of the Executive or a previously covered member of the Executive's family).

        5.6   Termination Following a Change of Control.

          (a)   Definitions. As used herein, the following terms shall have the following meanings:

              (i)  Change in Control. "Change in Control" shall mean

              (1)   any transaction, or series of transactions, including, but not limited to any merger, consolidation, or reorganization, which results when any "person" as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act, but excluding the Company, any subsidiary of the Company, and any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company, directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities;

              (2)   when, during any period of 24 consecutive months the individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority of the Board; provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this Section; or

              (3)   upon the closing of a transaction comprising: a stockholder approved plan of complete liquidation of the Company; or an agreement for the sale or disposition of substantially all of the Company's assets; or a merger, consolidation, or reorganization of the Company in which stockholders of the Company immediately prior to the transaction own less than 50% of the combined voting power of the surviving entity.

             (ii)  "Termination Date" shall mean the date on which the Executive's employment with the Company is terminated.

          (b)   Termination by the Company. Following a Change in Control, the Executive's employment may be terminated by the Company (a "Company Termination Event") and the Executive shall not be entitled to the severance benefits provided under Section 5.7, provided that the Executive's termination occurs as a result of one or more of the following events:

              (i)  The Executive's death;

             (ii)  The Executive's disability, provided the Executive actually begins to receive disability benefits pursuant to the long-term disability plan in effect for senior executives of the Company immediately prior to the Change in Control; or

          (c)   Executive Termination Event. If at any time during the two year period commencing on the date of a Change in Control, the Company or the Executive terminates her employment following the occurrence of one or more of the following events (each, an "Executive Termination Event"), the Executive shall be entitled to the severance benefits provided in Section 5.7 below:

              (i)  Any termination by the Company of the Executive's employment during such two year period for any reason, other than for Cause, as a result of the Executive's death, or by reason of the Executive's disability and the actual receipt of disability benefits pursuant to the long-term disability plan in effect for senior executives of the Company immediately prior to the Change in Control.

             (ii)  Termination by the Executive of her employment with the Company at any time within two years after the Change in Control upon the occurrence of any of the following events:

              (1)   The Company's failure to elect, re-elect or otherwise maintain the Executive in the office or position in the Company which the Executive held immediately prior to a Change in Control.

              (2)   A significant, adverse change (increase or decrease) in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company which the Executive held immediately prior to the Change in Control, or a reduction in the aggregate of the Executive's base pay or annual incentive bonus opportunity (and relative level of goal achievement) in which the Executive participated immediately prior to the Change in Control, or the termination of the Executive's rights to any employee benefits to which she was entitled immediately prior to the Change in Control, or a reduction in scope or value of such benefits, without prior written consent of the Executive, any of which is not remedied within 10 calendar days after receipt by the Company of a written notice from the Executive of such change, reduction, or termination, as the case may be;

              (3)   The Company or its successor becomes a subsidiary of another company and the Executive does not hold the position stated in Section 1.1 of the ultimate parent company;

              (4)   The Company shall relocate its principal executive offices, or require the Executive to have her principal location of work changed, to any location which is in excess of 45 miles from the location thereof immediately prior to the Change in Control; or

              (5)   Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto.

        5.7   Severance Benefits. In the event the Executive's employment is terminated within two years of the date of a Change in Control as a result of an Executive Termination Event, the Executive shall be entitled to the benefits set forth below, subject to the signing by the Executive of the Company's standard form of general release of employment claims as generally used prior to the Change in Control and the expiration of any statutory revocation period. All amounts payable under this Section 5.7(a) (b) (c) and (d) shall be paid to the Executive in one lump sum within 30 days after her termination of employment.

          (a)   The Company shall pay to the Executive an amount equal to two times the greater of: (i) average of her annual base salary for the three fiscal years (or such fewer fiscal years that the Executive is actually employed by the Company) preceding the Change in Control or (ii) her then current base salary ("average Base Salary") and two times the greater of: i) the average of her cash bonuses paid with respect to the last two fiscal years (or such fewer fiscal years that the Executive is actually employed by the Company) preceding the Change in Control, or ii) her Base Target bonus.

          (b)   The Company shall pay the Executive her full base salary through the Executive's Termination Date. The Company shall also pay the Executive an amount equal to the pro rata amount of the Base Target bonus award available to the Executive under the bonus plan during the year of termination, based on the number of days of the year elapsed prior to the Termination Date. Any cash-based long-term incentives shall be cashed out on a pro-rata basis, based on the greater of actual goal achievement or target.

          (c)   All Performance Shares, Options, Award Grants and retirement benefits (such as 401k) shall become vested in accordance with the applicable plan documents as in effect on the dates of the respective grants.

          (d)   The Company will provide outplacement assistance from a service selected by the Executive for a period of one year from the Termination Date. All associated costs will be paid by the Company, up to a maximum of thirty percent (30%) of the Executive's average Base Salary.

          (e)   For a period of two years following the Executive's termination of employment the Company shall arrange to provide the Executive with insurance benefits (medical, dental, life and disability) substantially similar to those which the Executive was receiving or entitled to receive immediately prior to the Termination Date with all costs paid by the Company. If and to the extent that such benefits shall not or cannot be paid or provided under any policy, plan, program or arrangement of the Company solely due to the fact that the Executive is no longer an officer or employee of the Company, then the Company shall pay to the Executive, her dependents and beneficiaries, the amount of premiums that would have been incurred by the Company were the Company able to provide such coverage through its plan, program or arrangement. Such insurance benefits shall be discontinued prior to the end of the specified continuation period if the Executive receives comparable coverage from a subsequent employer (except to the extent that the subsequent employer does not cover the preexisting medical conditions of the Executive or a previously covered member of the Executive's family).

        5.8   Other Rights. A termination of the Executive's employment by the Company pursuant to this Agreement or by the Executive shall not affect adversely any rights which the Executive may have pursuant to any agreement, employment contract, policy, plan, program or arrangement of the Company providing employee benefits, which rights shall be governed by the terms of such employee benefit plan.

        5.9   Retirement. The Executive will be entitled to retirement benefits and all other applicable benefits if any, pursuant to the terms of any of the Company's plans. The Company's obligation to pay base salary, annual bonus and long-term incentives ceases upon retirement except to the extent vested, in accordance with the plans, or as otherwise payable pursuant to this Agreement.

ARTICLE VI

Indemnification

        The Company will indemnify the Executive to the fullest extent that would be permitted by law (including a payment of expenses in advance of final disposition of a proceeding) as in effect at the time of the subject act or omission, or by the charter or by-laws of the Company as in effect at such time, or by the terms of any indemnification agreement between the Company and the Executive, whichever affords greatest protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its officers and/or, during the Executive's service in such capacity (if applicable), directors (and to the extent the Company maintains such an insurance policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any Company officer or director); against all costs, charges and expenses whatsoever incurred or sustained by the Executive (including but not limited to any judgment entered by a court of law) at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which the Executive may be made a party by reason of her being or having been an officer or employee of the Company, or serving as a director, officer or employee of an affiliate of the Company, at the request of the Company, other than any action, suit or proceeding brought against the Executive by or on account of her breach of the provisions of an employment agreement with a third party that has not been disclosed by the Executive to the Company. The provisions of this Article VI shall survive any termination of this Agreement.

ARTICLE VII

Taxes and Miscellaneous Other Provisions

        7.1   Tax Considerations. Notwithstanding anything herein to the contrary, in the event any payments or benefits provided to the Executive hereunder upon a Change in Control are determined by the Company to be subject to the tax imposed by Section 4999 of the Internal Revenue Code (the "Code", with all Code Section references used herein being deemed to include any regulations thereunder), or any similar federal or state excise tax, FICA tax, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties are hereinafter collectively referred to as the "Excise Tax"), the Company shall pay to the Executive at the time specified in Section 5.5 (b) or 5.7 above (whichever applies), an additional amount (the "Gross-Up Payment") such that after the payment by the Executive of all federal, state, or local income taxes, Excise Taxes, FICA tax, or other taxes (including any interest or penalties imposed with respect thereto) imposed upon the receipt of the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the severance payments and benefits provided herein.

          (a)   For purposes of determining whether any payments or benefits to the Executive hereunder will be subject to the Excise Tax and the amount of such Excise Tax:

              (i)  all payments or benefits received or to be received by the Executive in connection with a Change in Control or the termination of employment (whether pursuant to the terms of this Agreement or of any other plan, arrangement or agreement with the Company) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company and acceptable to the Executive, such payments or benefits (in whole or in part) do not constitute parachute payments under Section 280G of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code;

             (ii)  the amount of the severance payments which shall be treated as subject to the Excise Tax shall be equal to the amount of excess parachute payments within the meaning of Sections 280G(b)(1) and (4) (after applying clause (a), above); and

            (iii)  the parachute value of any noncash benefits or any deferred payment or benefit shall be determined by Company in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

          (b)   If the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of employment, the Executive shall repay to the Company, at the time the reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction. If the Excise Tax is determined to exceed the amount taken into account hereunder at the time of termination of employment, the Company shall make an additional Gross-Up Payment to the Executive in respect of such excess at the time the amount of such excess is finally determined. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later that ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30 calendar day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

              (i)  give the Company any information reasonably requested by the Company relating to such claim,

             (ii)  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

            (iii)  cooperate with the Company in good faith in order to effectively contest such claim, and

            (iv)  permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including legal and accounting fees and additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, FICA tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this section, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

        If any such claim referred to in this Section is made by the Internal Revenue Service and the Company does not request the Executive to contest the claim within the 30 calendar day period following notice of the claim, the Company shall pay to the Executive the amount of any Gross-Up Payment owed to the Executive, but not previously paid pursuant to Section 7.1(b), immediately upon the expiration of such 30 calendar day period. If any such claim is made by the Internal Revenue Service and the Company requests the Executive to contest such claim, but does not advance the amount of such claim to the Executive for purposes of such contest, the Company shall pay to the Executive the amount of any Gross-Up Payment owed to the Executive, but not previously paid under the provisions of Section 7.1(b), within 5 business days of a Final Determination of the liability of the Executive for such Excise Tax. For purposes of this Agreement, a "Final Determination" shall be deemed to occur with respect to a claim when (i) there is a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final, i.e., all allowable appeals pursuant to this section have been exhausted by either party to the action, (ii) there is a closing agreement made under Section 7121 of the Code, or (iii) the time for instituting a claim for refund has expired, or if a claim was filed, the time for instituting suit with respect thereto has expired.

        If, after the receipt by the Executive of an amount advanced by the Company pursuant to this section, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of this Section) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section, a determination is made by the Internal Revenue Service that the Executive is not entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

        7.2   No Set-Off. There shall be no set-off or counterclaim against, or delay in, any payment of severance benefits by the Company to the Executive provided for in this Agreement with respect to any claim against or debt or obligation of the Executive, whether arising hereunder or otherwise except for insurance benefits as provided in Sections 5.5(c) or 5.7(e).

        7.3   No Mitigation Obligation. The Executive's benefits hereunder shall be payable to her as severance pay in consideration of her services under this Agreement. The Company hereby acknowledges that it will be difficult, and may be impossible, for the Executive to find reasonably comparable employment following the Termination Date. Accordingly, the parties hereto expressly agree that the payment of the severance benefits by the Company to the Executive in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

        7.4   Enforcement Costs. The Company is aware that, upon the occurrence of a Change in Control, the Board of Directors or a shareholder of the Company, or the Company's successor in interest, may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny the Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Company that the Executive not be required to incur the expenses associated with the enforcement of her rights under this Agreement by litigation or other legal action, nor be bound to negotiate any settlement of her rights hereunder under threat of incurring such expenses because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if following a Change in Control the Executive should conclude in good faith that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain legal counsel of her choice at the expense of the Company to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company. The reasonable fees and expenses of counsel selected from time to time by the Executive as provided herein shall be paid or reimbursed to the Executive by the Company on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by her counsel in accordance with its customary practices. In any action involving this Agreement, the Executive shall be entitled to prejudgment interest on any amounts found to be due her as of the date such amounts would have been payable to the Executive pursuant to this Agreement at an annual rate of interest of 10%.

        7.5   Arbitration. The Company and the Executive hereby agree that certain issues and/or disagreements arising in connection with this Agreement shall be settled by arbitration. Accordingly, in the event the Company or the Executive believes that the other party has violated any provision of this Agreement, including but not limited to any action by the Company which the Executive believes would entitle the Executive to terminate her employment with severance benefits in accordance with Article V hereof, the party alleging such violation shall notify the other party in writing of such alleged violation. In the event the party receiving such violation notice disagrees with the position taken by the other party in such written notice, the recipient of the violation notice may, within 20 days of receipt of such written notice, notify the other party, in writing, that it has elected to submit such disagreement to arbitration. Arbitration of such dispute shall be settled in Dallas, Texas, in accordance with the then applicable rules of the American Arbitration Association. The Company shall bear all costs associated with such arbitration. In the event the party receiving a violation notice does not elect to submit any issue or disagreement to arbitration within 10 days of its receipt of the written violation notice, such party will be deemed to have accepted the position taken in such written notice. Notwithstanding anything herein to the contrary, neither the Company nor the Executive shall be required to arbitrate the basis of any involuntary termination of the Executive's employment with the Company by the Company or its successor.

        7.6   Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company prior to any Change in Control, provided, however, that any event which would constitute an Executive Termination Event had a Change in Control occurred following the commencement of active negotiations with a third party (which negotiations are evidenced by the delivery of evaluation material) that ultimately results in a Change in Control shall be deemed to be a termination or removal of the Executive by the Company other than for Cause after a Change in Control for purposes of this Agreement.

        7.7   Benefit of Agreement; Assignment; Beneficiary. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any corporation or person which may acquire all or substantially all of the Company's assets or business, or with or into which the Company may be consolidated or merged. This Agreement shall also inure to the benefit of, and be enforceable by, the Executive and her personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder if she had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive's beneficiary, devisee, legatee or other designee, or if there is no such designee, to the Executive's estate.

        7.8   Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by telegram or telex or by registered or certified mail, postage prepaid, with return receipt requested, addressed:

          (a)   in the case of the Company, La Quinta Corporation, 909 Hidden Ridge, Suite 600, Irving, Texas 75038, Attention: General Counsel; and

          (b)   in the case of the Executive, to Sandra K. Michel, 5230 NE 33rd Avenue, Ft. Lauderdale, Florida 33308, or such other address as the Executive may specify in writing to the Company.

        7.9   Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties hereto with respect to the terms and conditions of the Executive's employment during the Term and supersedes any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to compensation due for services rendered hereunder. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

        7.10 Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

        7.11 Headings. The article and section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

        7.12 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Texas without reference to the principles of conflict of laws.

        7.13 Agreement to Take Actions. Each party hereto shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to perform her or its obligations under this Agreement or to effectuate the purposes hereof.

        7.14 Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary for the intended preservation of the rights and obligations under this Agreement.

        7.15 Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        7.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        7.17 Corporate Authorization. The Company hereby represents that the execution, delivery and performance by the Company of this Agreement are within the corporate powers of the Company, and that the President and Chief Executive Officer has the requisite authority to bind the Company hereby.

        7.18 Third Party Agreements and Rights. The Executive represents to the Company that the Executive's execution of this Agreement, the Executive's employment with the Company and the performance of the Executive's duties for the Company will not violate any obligations the Executive may have to any employer, former employer or other party, and the Executive does not possess tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party. Further, the Executive represents and acknowledges that to the extent that she is under any continuing obligation under any agreement with any employer, former employer or other party with regard to non-solicitation, non-inducement and confidentiality, she shall not violate any such obligation.

        7.19 Litigation and Regulatory Cooperation. During and after the Executive's employment, the Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect the Executive or expose the Executive to an increased probability of civil or criminal litigation. The Executive's cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive's employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall also provide the Executive with compensation on an hourly basis (to be derived from her then current or last applicable level of base compensation, as paid by the Company) for requested litigation and regulatory cooperation that occurs after her termination of employment, and reimburse the Executive for all costs and expenses incurred in connection with her performance under this Section 7.19, including, but not limited to, reasonable attorneys' fees and costs.

        IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.

LA QUINTA CORPORATION
By:	/s/ FRANCIS W. CASH
Name: Francis W. Cash As its: President and Chief Executive Officer
EXECUTIVE
/s/ SANDRA K. MICHEL
Name: Sandra K. Michel

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  Exhibit 10.5
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
ARTICLE I Employment, Duties and Responsibilities
ARTICLE II Term
ARTICLE III Compensation and Expenses
ARTICLE IV Exclusivity, Etc.
ARTICLE V Termination
ARTICLE VI Indemnification
ARTICLE VII Taxes and Miscellaneous Other Provisions